INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED APRIL 30, 2007

(Unaudited – Prepared by Management)

(Stated in US Dollars)

------ INDEX ------

Interim Consolidated Balance Sheet

Interim Consolidated Statement of Operations

Interim Consolidated Cash Flow Statement

Interim Consolidated Statement of Stockholders’ Deficit

Notes to Interim Consolidated Financial Statements

INTERNATIONAL GOLD RESOURCES, INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED BALANCE SHEET

AT JANUARY 31, 2007 WITH AUDITED FIGURES AT OCTOBER 31, 2006

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Audited)
	April 30, 2007	October 31, 2006
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$ 368,233	$ 289,024
Subscriptions receivable	125,000	-
Prepaid expenses and deposits	85,005	-

	578,238	289,024

DEPOSIT ON PLANT (Note 16(iii))	350,000	350,000

PROPERTY AND EQUIPMENT (Note 4)	129,848	77,158

Total Assets	$ 1,058,086	$ 716,182

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 778,768	$ 839,192
Due to shareholder (Note 5)	56,943	55,566
Convertible debentures payable (Note 6)	386,802	-
Discount on convertible debentures payable (Note 6)	(252,296)	-
Liability for the purchase of gold (Note 6)	149,975	-

	1,120,192	894,758

LONG TERM
Loan payable (Note 7)	100,000	-

Total Liabilities	1,220,192	894,758

STOCKHOLDERS' DEFICIT
Authorized:
20,000,000 preferred shares, par value $0.0001 per share
160,000,000 common shares, par value $0.0002 per share
Issued and outstanding:
100 preferred shares issued and outstanding (100 - 2006) (Note 10)	-	-
102,112,414 common shares issued and outstanding (101,809,414 – 2006) (Note 9)	2,148	2,036
Additional paid in capital	19,867,635	17,074,721
Deficit – Accumulated during exploration stage	(20,031,889)	(17,255,333)

Total Stockholders’ Deficit	(162,106)	(178,576)

Total Liabilities and Stockholders' Deficit	$ 1,058,086	$ 716,182

Going concern (Note 2)
Commitments (Note 16)
Subsequent events (Note 17)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

INTERIM CONSOLIDATED STATEMENT OF OPERATIONS

FOR THREE AND SIX MONTHS ENDED APRIL 30, 2007

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Period from
	Inception of	3 months ended		6 months ended
	November 26, 2001 to April 30, 2007	April 30, 2007	April 30, 2006	April 30, 2007	April 30, 2006

REVENUES	$ 15,425	$ -	$ 4,803	$ -	$ 4,803

GENERAL AND ADMINISTRATIVE EXPENSES
Accounting and auditing	357,644	52,851	23,830	78,563	93,048
Advertising and promotion	55,498	4,370	2,133	31,651	6,630
Amortization	66,672	18,215	8,352	30,036	16,704
Bank charges and interest	852,317	267,739	(145,204)	361,614	121,675
Consulting	3,043,981	204,384	3,133,545	337,892	3,201,045
Due diligence	170,000	-	-	170,000	-
Filing and transfer agent fees	13,287	2,512	2,849	2,717	3,723
Financing fees	1,114,473	-	-	1,110,445	-
Investor relations	2,168,949	(4,661)	934,398	215,050	961,530
Legal	313,115	93,425	37,288	134,556	73,857
Office supplies and stationery	149,167	24,706	37,373	36,172	58,291
Telephone	15,475	1,841	2,525	3,136	3,967
Travel and accommodations	302,399	26,172	26,959	45,968	92,416

	8,622,977	691,554	4,064,048	2,557,800	4,632,886

MINERAL PROPERTY EXPLORATION AND DEVELOPMENT
EXPENSES (Note 11)
Acquisition costs	6,745,243	-	3,026,100	-	3,026,100
Development costs	1,824,206	124,154	410,239	307,525	864,781

	8,569,449	124,154	3,436,339	307,525	3,890,881
OTHER (REVENUE)/EXPENSE ITEMS
Interest income	(13,055)	-		(100)	-
Foreign exchange gain/(loss)	(37,952)	(37,952)	-	(37,952)	-
(Gain)/loss on derivative contracts	2,905,895	(58,690)	-	(50,717)	-

	2,854,888	(96,642)	-	(88,769)	-

NET LOSS	$ (20,031,889)	$ (719,006)	$ (7,495,584)	$ (2,776,556)	$ (8,518,964)

BASIC AND DILUTED LOSS PER COMMON SHARE		$ 0.01)	$ (0.09)	$ (0.03)	$ (0.010)

WEIGHTED AVERAGE NUMBER OF BASIC AND
DILUTED COMMON SHARES OUTSTANDING		102,123,934	83,455,866	101,966,674	81,842,300

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

INTERIM CONSOLIDATED CASH FLOW STATEMENT

FOR THREE AND SIX MONTHS ENDED APRIL 30, 2007

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	Period from
	Inception of	3 months ended		6 months ended
	November 26, 2001 to April 30, 2007	April 30, 2007	April 30, 2006	April 30, 2007	April 30, 2006

OPERATING ACTIVITIES
Net loss for the period	$ (20,031,889)	$ (719,066)	$ (7,495,584)	$ (2,776,556)	$ (8,518,964)
Add/(deduct) non cash items
Accrued interest	767,203	260,975	(460,456)	351,456	(98,814)
Amortization	66,672	18,215	8,352	30,036	16,704
Shares issued for services rendered	4,101,614	750	3,946,101	197,700	3,946,101
Value of warrants issued with loan payable	1,075,445	-	-	1,075,445	-
Property acquisition costs paid in shares	3,725,100	-	-	-	-
Non-cash acquisition costs	2,638,202	-	-	-	2,900,100
(Gain)/loss on derivative contracts	2,905,895	(56,690)	2,900,100	(50,717)	3,723
Changes in non-cash working capital items			-
Accounts receivable	-	-	356	-	-
Subscription receivable	(125,000)	(125,000)	-	(125,000)	-
Prepaid expenses and deposits	(85,005)	(32,707)	(161,411)	(85,005)	(136,698)
Accounts payable and accrued liabilities	(49,917)	(12,164)	(15,033)	19,576	(101,126)

Cash provided/(used) by operating activities	(5,011,680)	(667,687)	(1,277,573)	(1,363,065)	(1,992,697)

FINANCING ACTIVITIES
Common stock issued for cash	4,369,732	1,075,000	1,436,682	1,075,000	2,276,379
Common stock issued on exercise of warrants	52,500	-	52,500	-	52,500
Preferred shares redeemed	(100,000)	-	-	-	-
Convertible debentures issued	650,000	-	-	350,000	-
Convertible notes issued	510,000	-	-	-	-
Notes payable	-	-	-	-	450,000
Loan payable	100,000	(250,000)	-	100,000	-
Advances from shareholder	42,507	-	-	-	-
Due to UniWorld Mineracao Ltda.	-	-	44,575	-	(44,575)

Cash provided/(used) by financing activities	5,624,739	825,000	1,533,757	1,525,000	2,734,304

INVESTING ACTIVITIES
Deposit on plant	(350,000)	-	-	-	-
Property and equipment acquired	(92,412)	(48,195)	-	(82,726)	-
Cash acquired with purchase of subsidiary (Note 1)	197,586	-	-	-	-

Cash provided/(used) by investing activities	(244,826)	(48,195)	-	(82,726)	-

CASH INCREASE/(DECREASE)	368,233	109,118	256,184	79,209	741,607

CASH, BEGINNING OF PERIOD	-	259,115	592,317	289,024	106,894

CASH, END OF PERIOD	$ 368,233	$ 368,233	$ 848,501	$ 368,233	$ 848,501

SUPPLEMENTAL DISCLOSURE:
Interest paid	$ 102,100	$ -	$ 10,800	$ 5,000	$ 19,500
Income taxes paid	$ -	$ -	$ -	$ -	$ -

NON-CASH ACTIVITIES
Shares issued on conversion of debt	$ 6,699,411	$ -	$ 2,153,480	$ -	$ 2,337,563
Shares issued for services rendered	$ 4,101,614	$ 750	$ 3,946,101	$ 197,700	$ 3,946,101
Shares issued for property acquired	$ 3,725,100	$ -	$ 2,900,100	$ -	$ 2,900,100
Shares issued for International Gold Resources,Inc.(Note1)	$ 1,100	$ -	$ -	$ -	$ -

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

(An Exploration Stage Company)

INTERIM CONSOLIDATED STATEMENT OF STOCKHOLDERS’ DEFICIT

AT APRIL 30, 2007

(Unaudited - Prepared by Management)

(Stated in US Dollars)

	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(Note 9) Common Shares		(Note 10) Preferred Shares		Additional	Deficit Accumulated During	Total
	Number Of Shares	Amount	Number Of Shares	Amount	Paid In Capital	Exploration Stage	Stockholders’ Deficit
Shares issued for cash	65,000,000	$ 1,300	-	$ -	$ 5,200	$ -	$ 6,500

Net loss for the period ended October 31, 2002	-	-	-	-	-	(8,890)	(8,890)

Balance, October 31, 2002	65,000,000	1,300	-	-	5,200	(8,890)	(2,390)

Net loss for the year ended October 31, 2003	-	-	-	-	-	(30,838)	(30,838)

Balance, October 31, 2003	65,000,000	1,300	-	-	5,200	(39,728)	(33,228)

Net loss for the year ended October 31, 2004	-	-	-	-	-	(13,280)	(13,280)

Balance, October 31, 2004	65,000,000	1,300	-	-	5,200	(53,008)	(46,508)

Shares issued pursuant to merger with International Gold Resources Inc. (Note 1)	11,005,400	220	-	-	880	-	1,100

Shares issued for cash	184,000	2	-	-	275,998	-	276,000

Shares issued on conversion of debt	968,626	20	-	-	484,283	-	484,303

Net loss for the year ended October 31, 2005	-	-	-	-	-	(7,469,031)	(7,469,031)

Balance, October 31, 2005	77,158,026	1,542	-	-	766,361	(7,522,039)	(6,754,136)

Shares issued for cash	1,925,662	39	-	-	3,012,193	-	3,012,232

Shares issued on conversion of debt	6,516,992	130	-	-	6,214,978	-	6,215,108

Shares issued for fees	3,273,734	66	-	-	3,903,848	-	3,903,914

Shares issued for property	300,000	6	-	-	824,994	-	825,000

Shares issued upon exercise of warrants	35,000	1	-	-	52,499	-	52,500

Shares issued on acquisition of Uniworld Mineracao Ltda. (Note 10)	600,000	12	2,000,100	20	2,900,068	-	2,900,100

Preferred shares returned to treasury (Note 10)	-	-	(1,000,000)	(10)	(599,990)	-	(600,000)

Preferred shares converted to common shares	12,000,000	240	(1,000,000)	(10)	(230)	-	-

Net loss for the year ended October 31, 2006	-	-	-	-	-	(9,733,294)	(9,733,294)

Balance, October 31, 2006	101,809,414	2,036	100	-	17,074,721	(17,255,333)	(178,576)

Shares issued for fees	306,000	6	-	-	197,694	-	197,700

Value of warrants attached to convertible debentures (Note 6)	-	-	-	-	202,601	-	202,601

Value of warrants issued to holders of the loan payable (Note 7)	-	-	-	-	1,075,445	-	1,075,445

Shares issued for cash	4,300,000	86	-	-	1,074,914	-	1,075,000

Shares issued for debt	969,118	20	-	-	242,260	-	242,280

Net loss for the period ended April 30, 2007	-	-	-	-	-	(2,776,556)	(2,776,556)

Balance, April 30, 2007	107,384,532	$ 2,148	100	$ -	$ 19,867,635	$ (20,031,889)	$ (162,106)

The accompanying notes are an integral part of these financial statements.

INTERNATIONAL GOLD RESOURCES, INC.

 (An Exploration Stage Company)

NOTES TO INTERIM CONSOLIDATED FINANCIAL STATEMENTS

FOR THE SIX MONTHS ENDED APRIL 30, 2007

(Unaudited – Prepared by Management)

(Stated in US Dollars)

1.

ORGANIZATION AND DESCRIPTION OF THE BUSINESS

International Gold Resources, Inc. (formerly Montpellier Group Inc.) (“IGR” or the “Company”) is a public company trading on the Over-the-Counter Bulletin Board (OTCBB).  On August 19, 2005, the Company completed an acquisition and amalgamation with International Gold Resources Inc. a private company incorporated on March 16, 2004 under the laws of the State of Nevada.  Subsequent to the amalgamation, the Company changed its name to International Gold Resources, Inc.

The acquisition and amalgamation of the Company with IGR has been recorded under the purchase method of accounting.  As at August 19, 2005, IGR had the following fair values:

Cash	$ 197,586
Plant and equipment, net	104,109
Accounts payable	(335,185)
Notes payable	(147,357)
Convertible notes payable	(1,450,597)
Convertible debentures payable	(1,005,658)

Consideration for IGR was 11,005,400 shares valued at its last trading price for a total value of $1,100.  The excess of the purchase price over the net book value, totaling $2,638,202 has been attributed to the resource properties held in IGR.  Management believes an impairment exists and has accordingly written off the value to acquisition costs.

On September 30, 2004 and October 30, 2004, the Company entered into agreements to acquire 49% and 51% respectively, for a total of 100% interest in nineteen mineral claims located in Amapa State, Brazil through the acquisition of Uniworld Mineracao Ltda. and had committed itself to the issue of 2,000,000 convertible preferred shares.  Conversion was to occur by providing the Company with written verification of the ownership of the claims by the Company. On March 1, 2006, written verification of ownership of these claims was received, and Uniworld Mineracao Ltda. (“Uniworld”) is now 100% owned by the Company.  On March 1, 2006, the Company also issued 600,000 common shares as an acquisition cost of Uniworld.

On March 22, 2006 the Company acquired 100% of Amapa Gold Ltda (“Amapa Gold”), which company owns the mineral rights of the Porto Grande property.

The Company is an exploration stage company engaged in the acquisition, exploration, and development of resource properties.

The Company has a fiscal year-end of October 31.

2.

GOING CONCERN

The accompanying interim consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business.  As shown in the accompanying interim consolidated financial statements, the Company incurred a net loss of $2,776,556 ($8,518,964 – April 30, 2006) for the six months ended April 30, 2007. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital, and other cash requirements for the year ending October 31, 2007.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop mineral properties, and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.  These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.  The accompanying interim consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

3.

  BASIS OF PRESENTATION

These interim consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles for interim consolidated financial information.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. The Company applies the same accounting policies and methods in its interim consolidated financial statements as those in the audited annual financial statements.

4.    PROPERTY AND EQUIPMENT

			April 30, 2007
		Accumulated	Net Book
	Cost	Amortization	Value

Buildings	$ 36,483	$ 5,126	$ 31,357
Computer equipment	12,184	6,265	5,919
Furniture and fittings	20,779	1,313	19,466
Leasehold improvements	11,240	1,124	10,116
Software	1,329	665	664
Vehicles	127,357	65,031	62,326

	$ 209,372	$ 79,524	$ 129,848

			October 31, 2006
		Accumulated	Net Book
	Cost	Amortization	Value

Buildings	$ 22,511	$ 3,564	$ 18,947
Computer equipment	11,773	4,098	7,675
Furniture and fittings	1,400	257	1,143
Vehicles	90,962	41,569	49,393

	$ 126,646	$ 49,488	$ 77,158

5.

DUE TO SHAREHOLDER

The Company arranged an unsecured line of credit with a shareholder.  The line of credit bears interest at the rate of 5% per annum with all outstanding principal and accrued interest payable by December 1, 2005.  At April 30, 2007, the amount of $56,943 ($55,566 – October 31, 2006) had not been repaid as the shareholder has agreed to extend the repayment terms until the Company is fully financed.

6.    CONVERTIBLE DEBENTURES PAYABLE

On November 9, 2006, the Company issued a convertible debenture in the amount of $20,000 with interest at 24% per annum, with all outstanding principal and interest due on November 9, 2007.  The holder may elect to convert all outstanding principal and interest into gold at a 30% per ounce discount to the market, or into common shares of the Company at a 30% discount to the last 30 day trading average price of the common shares.  In addition, the holder received 20,000 warrants to purchase common shares of the Company at $0.50 per share exercisable on or before November 9, 2007.

On November 13, 2006, the Company issued a convertible debenture in the amount of $100,000 with interest at 24% per annum, with all outstanding principal and interest due on November 12, 2007.  The holder may elect to convert all outstanding principal and interest into gold at a 30% per ounce discount to the market, or into common shares of the Company at $1.50 per share.  In addition, the holder received 100,000 warrants to purchase common shares of the Company at $0.50 per share exercisable on or before November 12, 2007.

On November 19, 2006, the Company issued a convertible debenture in the amount of $20,000 with interest at 24% per annum, with all outstanding principal and interest due on November 18, 2007.  The holder may elect to convert all outstanding principal and interest into gold at a 30% per ounce discount to the market, or into common shares of the Company at $1.50 per share.  In addition, the holder received 20,000 warrants to purchase common shares of the Company at  $0.50 per share exercisable on or before November 18, 2007.

On November 21, 2006, the Company issued a convertible debenture in the amount of $140,000 with interest at 24% per annum, with all outstanding principal and interest due on November 22, 2007.  The holder may elect to convert all outstanding principal and interest into gold at a 30% per ounce discount to the market, or into common shares of the Company at $1.50 per share.  In addition, the holder received 140,000 warrants to purchase common shares of the Company at $0.50 per share exercisable on or before November 22, 2007.

On December 14, 2006, the Company issued a convertible debenture in the amount of $50,000 with interest at 24% per annum, with all outstanding principal and interest due on December 13, 2007.  The holder may elect to convert all outstanding principal and interest into gold at a 30% per ounce discount to the market, or into common shares of the Company at a 30% discount to the last 30 day trading average price of the common shares.  In addition, the holder received 50,000 warrants to purchase common shares of the Company at $0.50 per share exercisable on or before December 13, 2007.

On December 15, 2006, the Company issued a convertible debenture in the amount of $20,000 with interest at 24% per annum, with all outstanding principal and interest due on December 14, 2007.  The holder may elect to convert all outstanding principal and interest into gold at a 30% per ounce discount to the market, or into common shares of the Company at $1.50 per share.  In addition, the holder received 20,000 warrants to purchase common shares of the Company at $0.50 per share exercisable on or before December 14, 2007.

Pursuant to Statement of Financial Accounting Standards No. 133, “Accounting for Derivative Instruments and Hedging Activities,” EITF 00-19,”Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in a Company’s Own Stock, “ EITF 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, and EITF 05-2, “The Meaning of ‘Conventional Convertible Debt Instrument’ in EITF Issue No. 00-19”, the original fair value of the embedded beneficial conversion feature of $157,948 has been recorded as a liability for the purchase of gold.  The Company is required to report the liability at fair value and record the fluctuation to the fair value of the liability to current operations.  The change in the fair value of the liability resulted in a gain of $7,973 ($Nil – April 30, 2006) for the six months ended April 30, 2007.  The fair value of the liability for the purchase of gold as at April 30,  2007 was $149,975 ($Nil – October 31, 2006).

7.    LOAN PAYABLE

On February 28, 2007, the Company received a loan in the amount of $100,000 ($Nil – October 31, 2006) due on demand and without interest from a director of the Company.

8.

WARRANTS

At April 30, 2007, there were 20,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 9, 2007.

At April 30, 2007, there were 100,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 12, 2007.

At April 30, 2007, there were 20,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 18, 2007.

At April 30, 2007, there were 140,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before November 22, 2007.

At April 30, 2007, there were 50,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before December 13, 2007.

At April 30, 2007, there were 20,000 (Nil – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $0.50 per share exercisable on or before December 14, 2007.

At April 30, 2007, there were 30,000 (30,000 – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $1.50 per share exercisable on or before July 29, 2008.

At April 30, 2007, there were 35,000 (35,000 – October 31, 2006) warrants outstanding entitling the holder to purchase common shares of the Company at $1.50 per share exercisable on or before September 7, 2008.

At April 30, 2007, there were 1,150,000 (Nil – October 31, 2006) warrants outstanding entitling the holders to purchase common shares of the Company at $1.00 per share exercisable on or before December 10, 2008, and 1,150,000 warrants entitling the holders to purchase common shares of the Company at  $0.50 per share exercisable on or before December 10, 2008.

At April 30,2007, there were 500,000 (Nil – October 31, 2006) cashless warrants outstanding entitling the Chief Executive Officer to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2007 and on or before March 26, 2010; 1,500,000 cashless warrants outstanding entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2008 and on or before March 26, 2011 and these warrants are valid only if he is employed by the Company on March 29, 2008; 1,500,000 cashless warrants outstanding entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2009 and on or before March 26, 2012 and these warrants are valid only if he is employed by the Company on March 29, 2009; and 1,500,000 cashless warrants outstanding entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2010 and on or before March 26, 2013 and these warrants are valid only if he is employed by the Company on March 29, 2010.

At April 30, 2007, there were 4,000,000 (Nil – October 31,2006) cashless warrants outstanding entitling a director to purchase common shares of the Company at $0.25 per share exercisable on or before April 4, 2012.

At April 30, 2007, there were up to 9,000,000 (Nil – October 31, 2006) cashless warrants outstanding entitling the holder to purchase 90 common shares for every $100 of equity financing the holder is successful in arranging for the Company, at $1.00 per share exercisable on or before March 29, 2012.

At April 30, 2007, there were up to 9,000,000 (Nil – October 31,2006) cashless warrants outstanding entitling the holder to purchase common shares of the Company at $1.50 per share exercisable on or before March 29, 2012 on the condition that the holder is successful in arranging gross proceeds of at least $10,000,000 in equity financing for the Company, and the common stock of the Company sustains an average trading price of $1.50 per share for 30 consecutive trading days.

At April 30, 2007, there were 2,000,000 (Nil – October 31, 2006) cashless warrants outstanding entitling the holder to purchase common shares of the Company at $0.445 per share exercisable on or before March 29, 2012.

9.    COMMON SHARES

On January 15, 2007, the Company issued 3,000 common shares in lieu of cash for services provided to the Company valued at $1,950.

On January 31, 2007, the Company issued 300,000 common shares in lieu of cash for services provided to the Company valued at $195,000.

On March 15, 2007, the Company issued 3,000 common shares in lieu of cash for services provided to the Company valued at $750.

On April 11, 2007, the Company issued 320,000 common shares to the President of the Company as a reduction of the payable owing to the President in the amount of $80,000.

On April 18, 2007, the Company issued 649,118 common shares of the Company in lieu of the cash payment of interest totaling $162,280.  On December 17, 2006, the Company completed a financing to borrow $1,150,000 in order to commence production of which the Company had only borrowed $350,000.  Terms of the loan provided for a penalty equal to the amount of interest that would have been payable had the loan not been paid before the maturity date of June 16, 2008.

On April 30, 2007, the Company issued 4,300,000 common shares at $0.25 per share for cash proceeds of $1,075,000.

10.

 PREFERRED SHARES

 On March 1, 2006, the Company issued 2,000,100 convertible preferred shares valued at $2,000,100 pursuant to the agreements entered into on September 30, 2004 and October 30, 2004 to acquire 49% and 51% respectively, for a total of 100% interest in nineteen mineral claims located in

Amapa State, Brazil through the acquisition of Uniworld Mineracao Ltda.   If and when dividends are declared on the common shares, the preferred shares will pay dividends at the same rate.  One preferred share is convertible into twelve common shares.

 On September 8, 2006, the Board of Directors authorized a repurchase of 1,000,000 convertible preferred shares for the sum of $600,000 payable at $50,000 per month.  At April 30, 2007, included in accounts payable and accrued liabilities is $480,000 still owing.

 On September 25, 2006, 1,000,000 convertible preferred shares were converted into 12,000,000 common shares.

 At April 30, 2007, 100 (100 – October 31, 2006) convertible preferred shares remain issued and outstanding.

11.

MINERAL PROPERTY EXPLORATION AND DEVELOPMENT EXPENSES

From the date of the acquisition and amalgamation to October 31, 2006, the Company has spent $5,931,247 on mineral property costs and expensed $2,638,202 (see Note 1) on the acquisition of IGR.  The $2,638,202 was the value attributed on the acquisition and amalgamation of IGR.  This is summarized as follows:

	Amapa, Brazil (see Note 16)	Mahtin, Cathy, and Kirkman Claims, Yukon Territory	Bonanza	Crown Jewel	Total
Balance, October 31, 2004	$ -	$ -	$ -	$ -	$ -
Acquisition costs	156,741	100	100	-	156,941
Exploration costs	378,018	30,373	63,338	-	471,729
	534,759	30,473	63,438	-	628,670
Write-down of acquisition cost relating to International Gold Resources Inc. (see Note 1)	2,638,202	-	-	-	2,638,202
Balance, October 31, 2005	3,172,961	30,473	63,438	-	3,266,872
Acquisition costs	2,999,100	604,000	302,000	45,000	3,950,010
Exploration costs	921,364	88,165	14,590	20,833	1,044,952
Balance, October 31, 2006	7,093,425	722,638	380,028	65,833	8,261,924
Exploration costs	307,525	-	-	-	307,525
Balance, April 30, 2007	$ 7,400,095	$ 722,638	$ 380,028	$ 65,833	$ 8,569,449

i)

Mahtin, Cathy, and Kirkman Claims, Yukon Territory, Canada

On October 4, 2004, the Company entered into an Assignment and Assumption of Option Agreement to earn a 100% interest in the Mahtin, Cathy, and Kirkman claims located in the Dawson Mining District of the Yukon Territory in Canada by issuing 400,000 shares of the Company, making cash payments totalling $420,000, and by spending a minimum of $1,675,000 on the Mahtin claim and another $1,675,000 on the Kirkman and Cathy claims as follows:

Date	Cash Payments		Share Issuance		Exploration Expenditures
March 15, 2004	$ 50,000	(a)	100,000	(b)	$ 300,000
August 15, 2004	50,000		-		100,000
February 15, 2005	50,000		100,000	(b)	450,000
August 15, 2005	50,000		-		-
February 15, 2006	60,000		100,000	(b)	1,000,000
August 15, 2006	70,000		-		-
February 15, 2007	90,000		-		1,500,000
August 15, 2007			100,000		-
	$ 420,000		400,000		$ 3,350,000

(a)

50,000 shares were issued in lieu of this payment

(b)

Issued

At April 30, 2007, the Company was not in compliance with the commitments on the option agreement covering the Mahtin, Cathy, and Kirkman claims in the Yukon Territory.  To remedy this default, IGR entered into a new agreement in May 2007 with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  Under the new agreement, the Company will pay a total of CDN$645,000 and will issue 1,000,000 shares of common stock over the next 4 years to the claim owner.  250,000 additional shares will be issued upon the completion of an operations feasibility study on any of the properties.  The Company will also invest over the 4 year period a minimum of CDN$3,600,000 in exploration expenses for the three properties.  The claim owner will retain a 2% net smelter return (NSR) royalty on each property.  IGR can buy-back 1% of the NSR for any one of the properties for CDN$2,000,000.  IGR will make an annual cash advance royalty payment of CDN$25,000 for each of the properties deductible against the NSR commencing at the start of the 5th year and continuing each year thereafter until commencement of commercial production.

The agreement allows IGR to proceed with exploration efforts on three highly prospective properties in the Yukon: Mahtin; Bonanza; and Crown Jewel.  IGR, on the advice of its Yukon exploration team, will relinquish all rights back to the claim owner for the previously held Cathy and Kirkman properties.

ii)

Bonanza Claims, Yukon Territory, Canada

On October 4, 2004, the Company entered into an Assignment and Assumption of Option Agreement to earn a 100% interest in the Bonanza claims located in the Dawson Mining District of the Yukon Territory in Canada by issuing 300,000 shares of the Company, making cash payments totalling $200,000, and by spending a minimum of $1,000,000 on the Bonanza claims as follows:

Date	Cash Payments	Share Issuance		Exploration Expenditures
March 17, 2004	$ 15,000	100,000	(a)	$ -
September 17, 2004	15,000	-		-
December 31, 2004	-	-		100,000
March 17, 2005	25,000	100,000	(a)	-
September 17, 2005	25,000	-		-
December 31, 2005	-	-		150,000
March 17, 2006	30,000	-		-
September 17, 2006	30,000	-		-
December 17, 2006	-	-		250,000
March 17, 2007	30,000	-		-
September 17, 2007	30,000	-		-
December 31, 2007	-	-		500,000
March 17, 2008	-	100,000		-
	$ 200,000	300,000		$ 1,000,000

(a)

Issued

At April 30, 2007, the Company was not in compliance with the commitments on the option agreement covering the Bonanza Claims located in the Dawson mining district of the Yukon Territory. To remedy this default, IGR entered into a new agreement in May 2007 with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  See Note 11(i) above for the details of the new agreement under the discussion relating to the Mahtin, Cathy, and Kirkman Claims in the Yukon Territory, Canada.

iii)

Crown Jewel Claims, Yukon Territory, Canada

On March 5, 2006, the Company entered into an Assignment and Assumption of an Option Agreement to acquire 100% of the Crown Jewel Project which includes the King, Prince, and Crown Jewel claims located in the Dawson Mining District of the Yukon Territory in Canada.  Under the agreement, the Company is obligated to pay $200,000 in cash and issue 500,000 common shares of the Company over a three year period.  A 2% NSR is included and 1% of the NSR can be purchased by the Company for $1,000,000 in either cash or stock.

In May 2007, IGR entered into a new agreement with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  See Note 11(i) above for the details of the new agreement under the discussion relating to the Mahtin, Cathy, and Kirkman Claims in the Yukon Territory, Canada.

12.    RELATED PARTY TRANSACTIONS

During the six months ended April 30, 2007, the Company entered into the following transactions with related parties:

•

paid or accrued consulting fees of $120,500 ($77,000 – April 30, 2006) to officers, directors, and a company controlled by a director;

•

a director provided a loan to the Company in the amount of $100,000, due on demand and without interest (Note 7);

•

the Chief Executive Officer was granted 500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2007 and on or before March 26, 2010; 1,500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2008 and on or before March 26, 2011 and these warrants are valid only if he is employed by the Company on March 29, 2008; 1,500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2009 and on or before March 26, 2012 and these warrants are valid only if he is employed by the Company on March 29, 2009; and 1,500,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable after March 29, 2010 and on or before March 26, 2013 and these warrants are valid only if he is employed by the Company on March 29, 2010 (Note 8);

•

a director was granted 4,000,000 cashless warrants entitling him to purchase common shares of the Company at $0.25 per share exercisable on or before April 4, 2012 (Note 8); and

•

the President received 320,000 common shares valued at $0.25 per share as a reduction in the payable owing in the amount of $80,000 (Note 9).

At April 30, 2007, $26,964 ($95,417 – October 31, 2006) was due to a director and a company controlled by a director, which is included in accounts payable and accrued liabilities.

These transactions have been in the normal course of operations and are recorded at the exchange amount which is the amount agreed to by the parties.

13.

FINANCIAL INSTRUMENTS

The Company's financial instruments consist of cash, accounts payable and accrued liabilities, an amount due to shareholder, convertible debentures payable, and a loan payable.  Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency, or credit risks arising from these financial instruments.  The fair values of these financial instruments approximate their carrying value, unless otherwise noted.

14.

INCOME TAXES

The Company has accumulated net operating losses for income tax purposes of approximately $9,000,000 which may be carried forward up to 2026 and used to reduce taxable income of future years.

The potential future tax benefits of these losses have not been recognized in these financial statements due to uncertainty of their realization.  A full valuation allowance has been provided for the Company’s future income tax assets, as the management of the Company has determined that it is more likely than not that these assets will not be realized in the foreseeable future.

15.

SEGMENTED INFORMATION

Details on a geographic basis as at April 30, 2007 are as follows:

	April 30, 2007	October 31, 2006
Total Assets
USA	$ 572,366	$ 185,455
Brazil	485,720	530,727
Total	$ 1,058,086	$ 716,182

Total Property and Equipment
USA	$ 2,072	$ 2,764
Brazil	127,776	74,394
Total	$ 129,848	$ 77,158

Net Loss
USA	$ 2,204,569	$ 6,327,009
Canada	-	1,074,588
Brazil	571,987	2,331,697
Total	$ 2,776,556	$ 9,733,294

16.

COMMITMENTS

i)

On March 22, 2006 the Company acquired 100% of Amapa Gold which owns the mineral rights of the Porto Grande property. As a result of the departure of two administrators (more fully detailed below in Note 16(vi)) the March 22, 2006 agreement was replaced by an agreement dated November 8, 2006, which capped the payments for the shares in Amapa Gold at RS50,000 ($24,400) payable in three installments: RS20,000 on November 8, 2006; RS15,000 on December 7, 2006; and the balance of RS15,000 on January 7, 2007.

The Porto Grande property in Amapa State comprises of a 55,000 hectares (135,000 acres) property with the potential for gold, copper, zinc, nickel and manganese. The Company plans to commence exploration work on this property.

ii)

The Company entered into a letter of intent on August 22, 2006 to acquire 50,000 shares in Mineracao Cachoeira Ltd, which shares will be held by a new Brazilian subsidiary the Company still needs to form.  Under the letter of intent, 24,000 shares are to be retained by the sellers until the final sales and purchase agreement has been finalized. A deposit of RS50,000 ($24,400) is to be paid in three installments: RS20,000 and two further payments of RS15,000 each. Payment is to be in the form of a royalty, capped at RS2 million ($935,000) in total payable at 15% of profit per annum.

iii)

On September 25, 2006, the Company entered into an agreement for the cession of certain mineral rights, being the Cacipore tailings property. Payment is to be in the form of a royalty, capped at RS2 million ($935,000) payable at 15% of total royalty per annum. The first six month royalty was to be capped at RS10,000 (approximately $4,700) per month with the last payment being in February 2007.

iv)

When the Company acquired 100% ownership of Amapa Gold the Company appointed the Company’s Brazilian lawyer as the administrator/public officer which position needs to be held by a Brazilian resident under Brazilian law.  This lawyer had come highly recommended and his legal services had been of the highest order.  It came to management’s attention in September 2006 that this gentleman had total disregard for the Company’s internal controls for making payments and conducting business on the Company’s behalf. The Company had him removed from office and has launched numerous court actions against him in order to recover all the necessary documentation in his possession along with recovering the amount he spent on unauthorized disbursements.  This matter is still not resolved. The total amount which the Company has launched a claim against him is for RS89,040 ($57,315); however, in order to be conservative, the Company has expensed the amount as professional fees since the recovery of these funds will be very difficult.

v)

Management of the Company has opted for the Company to self-insure against business and liability risks rather than purchase third party insurance coverage; consequently, the Company is contingently exposed to financial losses or failure as a result of these risks.

17.    SUBSEQUENT EVENTS

On May 15, 2007, the holders of the $350,000 in convertible debentures elected to convert their debt including the accrued interest into 833,000 common shares of the Company.

In May 2007, IGR entered into a new agreement with the claims owner to acquire 100% ownership of the Mahtin, Bonanza, and Crown Jewel properties.  Under the new agreement, the Company will pay a total of CDN$645,000 and will issue 1,000,000 shares of common stock over the next 4 years to the claim owner.  250,000 additional shares will be issued upon the completion of an operations feasibility study on any of the properties.  The Company will also invest over the 4 year period a minimum of CDN$3,600,000 in exploration expenses for the three properties.  The claim owner will retain a 2% NSR royalty on each property.  IGR can buy-back 1% of the NSR for any one of the properties for CDN$2,000,000.  IGR will make an annual cash advance royalty payment of C$25,000 for each of the properties deductible against the NSR commencing at the start of the 5th year and continuing each year thereafter until commencement of commercial production.

This new agreement allows IGR to proceed with exploration efforts on three highly prospective properties in the Yukon: Mahtin; Bonanza; and Crown Jewel.  IGR, on the advice of its Yukon exploration team, will relinquish all rights back to the claim owner for the previously held Cathy and Kirkman properties.

On May 24, 2007, the Company entered into an Option Agreement to earn a 100% interest in the Horn claims located in the Yukon Territory in Canada by issuing 1,250,000 shares of the Company, making cash payments totalling $345,000, and spending a minimum of $1,650,000.  A 2% NSR is included and 1% of the NSR can be bought by the Company for a payment of $2,000,000.